Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103

215.299.6000 phone
215.299.5998 fax
News Release
www.fmc.com
For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633
Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Fourth Quarter 2009 Results

•	Fourth quarter 2009 earnings of $0.94 per diluted share before restructuring and other income and charges

•	Agricultural Products segment earnings of $46.8 million increased 39 percent

•	Specialty Chemicals segment earnings of $40.1 million increased 14 percent

•	Industrial Chemicals segment earnings of $32.7 million declined 39 percent

•	Full-year 2010 outlook of $4.35 to $4.75 per diluted share before restructuring and other income and charges

PHILADELPHIA, February 4, 2010 – FMC Corporation (NYSE:FMC) today reported net income of $62.1 million, or $0.85 per diluted share, in the fourth quarter of 2009, versus net income of $46.3 million, or $0.63 per diluted share, in the fourth quarter of 2008. Net income in the current quarter included restructuring and other income and charges of $6.8 million after-tax, or charges of $0.09 per diluted share, versus restructuring and other income and charges of $29.1 million after-tax, or charges of $0.39 per diluted share, in the prior-year quarter. Excluding these items in both periods, the company earned $0.94 per diluted share in the current quarter, a decrease of 8 percent versus $1.02 per diluted share in the prior-year quarter. Fourth quarter revenue of $722.1 million was 2 percent lower than $737.7 million in the prior year.

Pierre Brondeau, FMC president and chief executive officer, said, “Our fourth quarter results met our expectations. We realized continued strong performance in Agricultural Products and Specialty Chemicals. Industrial Chemicals’ demand, though lower than prior year, once again improved on a sequential basis. Agricultural Products’ results were primarily driven by sales gains in Latin America. Specialty Chemicals’ earnings growth was the result of strong commercial performance in BioPolymer. Industrial Chemicals’ results were impacted by reduced selling prices in phosphates and lower soda ash volumes. As we enter 2010, we are seeing continued sequential volume growth across our businesses.”

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Page 2 / FMC Corporation Announces Fourth Quarter 2009 Results

Revenue in Agricultural Products of $269.5 million increased 12 percent versus the prior-year quarter led by sales gains in Latin America, particularly in Brazil due to improved market conditions in several key crops and growth from new products. North America sales declined, reflecting the impact of less favorable weather conditions. In Europe and Asia, sales increased primarily due to favorable currency impacts and increased contribution from growth initiatives. Segment earnings of $46.8 million increased 39 percent versus the year-ago quarter, reflecting the sales growth, lower manufacturing costs and favorable currency impacts.

Revenue in Specialty Chemicals was $194.2 million, up 2 percent versus the year-ago quarter driven by strong commercial performance in BioPolymer, particularly in food ingredients markets, as a result of higher volumes and selling prices. Performance in lithium was impacted by lower volumes in lithium primaries relative to a year ago, though volumes continued to increase on a sequential basis relative to prior quarters. Segment earnings of $40.1 million were 14 percent higher than the year-ago quarter, driven by revenue gains and favorable product mix in BioPolymer partially offset by lower lithium performance.

Revenue in Industrial Chemicals of $260.1 million declined 16 percent from the prior-year quarter driven by reduced phosphates selling prices and lower soda ash volumes. Soda ash demand, particularly in export markets, continued to improve on a sequential basis relative to the third quarter. Segment earnings of $32.7 million were 39 percent lower than the year-ago quarter as a result of the lower sales, partially offset by lower raw material and energy costs.

Corporate expense was $12.2 million, versus $12.3 million in the prior-year quarter. Interest expense, net, was $7.3 million, as compared to $7.4 million in the year-ago quarter. On December 31, 2009, gross consolidated debt was $643.9 million, and debt, net of cash, was $567.3 million. For the quarter, depreciation and amortization was $33.7 million and capital expenditures were $54.4 million.

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Full-Year Results

Revenue was $2,826.2 million, a decrease of 9 percent as compared with $3,115.3 million in the prior-year period. Net income was $228.5 million, 25 percent lower than $304.6 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $75.6 million, versus restructuring and other income and charges of $46.5 million in the prior-year period. Excluding these charges, the company earned $304.1 million in the current year, a decrease of 13 percent versus $351.1 million in the prior year.

Revenue in Agricultural Products was $1,051.6 million, a decrease of 1 percent versus the prior-year period, as sales gains in the Americas and in non-crop markets were offset by lower sales in Europe and Asia. Segment earnings of $289.0 million increased 18 percent from the prior year, driven by growth from new products, particularly in North America and Brazil, better second half market conditions in Brazil, higher selling prices in most regions and lower raw material costs.

Revenue in Specialty Chemicals was $753.1 million, 1 percent lower than the prior-year period, as strong commercial performance in BioPolymer was more than offset by lower lithium volumes and unfavorable currency translation. Segment earnings of $159.6 million increased 5 percent versus the year-earlier period as favorable commercial performance and the benefits of acquisitions in BioPolymer were partially offset by lower lithium volumes and unfavorable currency translation.

Revenue in Industrial Chemicals was $1,026.7 million, a decrease of 21 percent versus the prior-year period, as lower volumes across the segment and selling prices in phosphates more than offset higher selling prices in most other businesses. Segment earnings of $89.7 million declined 55 percent versus the year-earlier period, driven by the sales decline.

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Corporate expense was $44.1 million, down from $49.8 million in the year-earlier period. Interest expense, net, was $27.0 million, as compared to $31.9 million in the prior-year period. For the period, depreciation and amortization was $127.2 million and capital expenditures were $161.2 million.

Outlook

Regarding the outlook for 2010, Brondeau said, “Despite the expected tempered, uneven recovery in global markets, we anticipate delivering a year of strong performance. For the full year 2010, we expect earnings before restructuring and other income and charges of $4.35 to $4.75 per diluted share.

“For the first quarter of 2010, we expect earnings before restructuring and other income and charges of $1.20 to $1.35 per diluted share. In Agricultural Products, we look for earnings growth in the mid-single digits versus the year ago quarter, as improved market conditions in Brazil and the timing of shipments in Europe are partially offset by increased spending on growth initiatives. In Specialty Chemicals, we expect earnings to be up 5-10 percent compared to the prior-year quarter, driven by higher volumes and improved efficiencies across the segment. In Industrial Chemicals, earnings are expected to be level to up 10 percent versus the year-ago quarter, as higher volumes and lower raw material and energy costs are partially offset by reduced selling prices.”

FMC will conduct its fourth quarter conference call and webcast at 11:00 a.m. ET on Friday, February 5, 2010. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2010 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 4,800 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2008 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31, (a)		Twelve Months Ended December 31, (a)
	2009	2008	2009	2008

Revenue	$722.1	$737.7	$2,826.2	$3,115.3

Costs of sales and services	502.4	518.0	1,943.6	2,134.4
Selling, general and administrative expenses	87.7	81.2	322.3	336.8
Research and development expenses	28.6	25.6	92.8	93.8
Restructuring and other charges (income)	47.9	31.6	132.8	49.6

Total costs and expenses	666.6	656.4	2,491.5	2,614.6

Income from operations	55.5	81.3	334.7	500.7

Equity in (earnings) loss of affiliates	0.1	(0.2)	(2.3)	(3.1)
Interest expense, net	7.3	7.4	27.0	31.9

Income from continuing operations before income taxes	48.1	74.1	310.0	471.9

Provision (benefit) for income taxes	(21.2)	17.4	53.0	125.4

Income from continuing operations	69.3	56.7	257.0	346.5
Discontinued operations, net of income taxes	(2.5)	(4.8)	(18.2)	(24.9)

Net income	$66.8	$51.9	$238.8	$321.6

Less: Net income attributable to noncontrolling interests	4.7	5.6	10.3	17.0

Net income attributable to FMC stockholders	$62.1	$46.3	$228.5	$304.6

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$64.6	$51.1	$246.7	$329.5
Discontinued operations, net of tax	(2.5)	(4.8)	(18.2)	(24.9)

Net income	$62.1	$46.3	$228.5	$304.6

Basic earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$0.89	$0.70	$3.40	$4.44
Discontinued operations	(0.03)	(0.07)	(0.25)	(0.34)

Basic earnings per common share	$0.86	$0.63	$3.15	$4.10

Average number of shares used in basic earnings per share computations	72.1	72.8	72.2	74.0

Diluted earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$0.88	$0.69	$3.37	$4.35
Discontinued operations	(0.03)	(0.06)	(0.25)	(0.33)

Diluted earnings per common share	$0.85	$0.63	$3.12	$4.02

Average number of shares used in diluted earnings per share computations	73.2	74.0	73.3	75.8

Other Data:
Capital expenditures	$54.4	$48.9	$161.2	$174.8
Depreciation and amortization expense	$33.7	$29.9	$127.2	$124.2

(a) On January 1, 2009, FMC adopted new accounting guidance which changes the accounting and reporting for minority interests. This guidance requires that minority interests be recharacterized as noncontrolling interests and that we present a consolidated net income that includes the amount attributable to the noncontrolling interests for all periods presented.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue	$722.1	$737.7	$2,826.2	$3,115.3

Costs of sales and services	500.0	516.7	1,936.5	2,132.1
Selling, general and administrative expenses	87.7	81.2	322.3	336.8
Research and development expenses	28.6	25.6	92.8	93.8

Total costs and expenses	616.3	623.5	2,351.6	2,562.7

Income from operations	105.8	114.2	474.6	552.6

Equity in (earnings) loss of affiliates	0.1	(1.6)	(2.3)	(4.5)
Interest expense, net	7.3	7.4	27.0	31.9

Income from continuing operations before income taxes, excluding restructuring and other income and charges	98.4	108.4	449.9	525.2

Provision for income taxes	24.8	27.4	135.5	157.1

After-tax income from continuing operations, excluding restructuring and other income and charges	73.6	81.0	314.4	368.1

Less: Net income attributable to noncontrolling interests	4.7	5.6	10.3	17.0

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders*	$68.9	$75.4	$304.1	$351.1

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$0.95	$1.03	$4.19	$4.72

Average number of shares used in basic after-tax income per share computations	72.1	72.8	72.2	74.0

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$0.94	$1.02	$4.15	$4.63

Average number of shares used in diluted after-tax income per share computations	73.2	74.0	73.3	75.8

* The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income attributable to FMC stockholders (GAAP)	$62.1	$46.3	$228.5	$304.6

Discontinued operations, net of income taxes (a)	2.5	4.8	18.2	24.9

Restructuring and other (income) charges, net (b)	47.9	31.6	132.8	49.6

Purchase accounting inventory fair value impact and other related inventory adjustments (c)	2.4	1.3	7.1	2.3

Impairment of Perorsa joint venture (d)	—	1.4	—	1.4

Tax effect of restructuring and other (income) charges, purchase accounting inventory fair value impact and other related inventory adjustments and impairment of Perorsa joint venture	(17.2)	(12.4)	(38.8)	(23.0)

Tax adjustments (e)	(28.8)	2.4	(43.7)	(8.7)

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$68.9	$75.4	$304.1	$351.1

Diluted earnings per common share (GAAP)	$0.85	$0.63	$3.12	$4.02

Discontinued operations per diluted share	0.03	0.06	0.25	0.33

Restructuring and other (income) charges, net per diluted share, before tax	0.65	0.42	1.81	0.65

Purchase accounting inventory fair value impact and other related inventory adjustments per diluted share, before tax	0.03	0.02	0.10	0.03

Impairment of Perorsa joint venture per diluted share, before tax	—	0.02	—	0.02

Tax effect of restructuring and other (income) charges, purchase accounting inventory fair value impact and other related inventory adjustments and impairment of Perorsa joint venture	(0.23)	(0.16)	(0.53)	(0.30)

Tax adjustments per diluted share	(0.39)	0.03	(0.60)	(0.12)

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$0.94	$1.02	$4.15	$4.63

Average number of shares used in diluted after-tax income from continuing operations per share computations	73.2	74.0	73.3	75.8

(a) Discontinued operations for the three and twelve months ended December 31, 2009 and 2008, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.

(b) 2009

Restructuring and other charges (income) for the three months ended December 31, 2009, include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility, which is part of our Industrial Chemicals segment ($7.8 million) and our Lithium metal production unit at our Bromborough, UK plant which is part of our Specialty Chemicals segment ($5.6 million). We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($3.4 million). Additionally, restructuring and other charges (income) for the three months ended December 31, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($1.4 million and $0.6 million, respectively) and charges associated with continuing environmental sites as a Corporate charge ($21.1 million). We also recorded approximately $3.3 million in connection with the resolution of a litigation matter in our Industrial Chemicals segment. Remaining restructuring and other charges (income) for the three months ended December 31, 2009, include $3.0 million of charges representing settlements with state authorities for property claims and $1.7 million of other charges primarily related to our Industrial Chemicals segment.

For the year ended December 31, 2009, amounts include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility ($25.8 million) and our Peroxygens facility in Santa Clara, Mexico ($6.7 million), both of which are part of our Industrial Chemicals segment, as well as our Bayport butyllithium facility ($7.5 million) and our Lithium metal production unit at our Bromborough, UK plant ($7.4 million), both of which are part of our Specialty Chemicals segment. We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($13.3 million) and continued charges related to the closure of our Baltimore agricultural chemicals facility ($1.8 million). Additionally, restructuring and other charges (income) for the year ended December 31, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($11.0 million and $1.4 million, respectively), asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($2.6 million, $2.7 million and $1.1 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($2.0 million). We also recorded approximately $24.3 million in connection with the resolution of a litigation and a regulatory matter in our Industrial Chemicals segment. Remaining restructuring and other charges (income) for the year ended December 31, 2009, include $20.2 million of charges related to continuing environmental sites as a Corporate charge, recognition of a net deferred gain of $2.3 million associated with our Princeton facility as a result of exiting the leases, $5.6 million of charges representing settlements with state authorities for property claims and $1.7 million of other charges primarily representing adjustments related to previously recorded restructuring reserves.

2008

Restructuring and other charges (income) for the three months ended December 31, 2008, include continued charges related to the closure of our Baltimore agricultural chemicals facility ($9.2 million) and our Jacksonville, Florida agricultural formulation plant ($0.8 million). Both of these charges are associated with our Agricultural Products segment. We also incurred charges related to legal proceedings in our Industrial Chemicals segment ($10.0 million). Additionally, remaining restructuring and other charges (income) for the three months ended December 31, 2008 primarily include restructuring related severance charges in our Industrial Chemicals segment ($1.4 million), asset abandonment charges in our Agricultural Products segment and Industrial Chemicals segment ($1.6 million and $0.8 million, respectively) and charges associated with continuing environmental sites as a Corporate charge ($5.8 million). Remaining restructuring and other charges (income) for the three months ended December 31, 2008, included $2.0 million of other charges primarily related to our Industrial Chemicals segment.

For the year ended December 31, 2008, restructuring and other charges (income) include a net gain associated with the sale of our major research and development facility in Princeton, New Jersey ($29.0 million-gain) and a gain associated with the sale of our sodium sulfate assets in Foret which is part of our Industrial Chemicals segment ($3.6 million-gain). Fully offsetting these gains were continued charges related to the closure of our Baltimore agricultural chemicals facility ($31.5 million) and Jacksonville agricultural formulation facility ($5.6 million). We also incurred charges related to legal proceedings in our Industrial Chemicals segment ($10.0 million). Additionally, we incurred charges associated with continuing environmental sites as a Corporate charge ($16.2 million), restructuring related severance charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($3.2 million, $4.2 million and $0.7 million, respectively) and asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($2.2 million, $1.5 million and $3.3 million, respectively). Remaining restructuring and other charges (income) for the year ended December 31, 2008, included $2.8 million of other charges primarily related to our Industrial Chemicals segment and charges associated with a collaboration and license agreement in our Agricultural Products segment ($1.0 million).

(c) Charges related to amortization of the inventory fair value step-up resulting from the application of purchase accounting associated with the third quarter 2008 acquisition in our Specialty Chemicals segment and the first quarter 2009 acquisition in our Agricultural Products segment. In 2009, we also recorded inventory adjustments related to the third quarter 2008 acquisition in our Specialty Chemicals segment and subsequent alginates business restructuring. On the condensed consolidated statements of operations these charges are included in “Costs of sales and services” for the three and twelve months ended December 31, 2009 and 2008.

(d) Amount represents a $1.4 million charge related to the impairment of our Perorsa joint venture in our Industrial Chemicals segment. On the condensed consolidated statements of operations this charge is included in “Equity in (earnings) loss of affiliates” for the three and twelve months ended December 31, 2008.

(e) Tax adjustments for the three months ended December 31, 2009, are primarily the result of the reversal of certain tax valuation allowances. Tax adjustments for the twelve months ended December 31, 2009, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of tax audits and the expiration of statutes of limitations as well as the reversal of certain tax valuation allowances. Tax adjustments for the three months ended December 31, 2008, are primarily related to adjustments to valuation allowances and deferred income taxes related to prior year tax matters. Tax adjustments for the twelve months ended December 31, 2008, are primarily related to reductions to our tax liabilities due to favorable settlements to tax audits.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue

Agricultural Products	$269.5	$240.8	$1,051.6	$1,058.7
Specialty Chemicals	194.2	190.3	753.1	764.5
Industrial Chemicals	260.1	308.0	1,026.7	1,296.9
Eliminations	(1.7)	(1.4)	(5.2)	(4.8)

Total	$722.1	$737.7	$2,826.2	$3,115.3

Income from continuing operations before income taxes

Agricultural Products	$46.8	$33.6	$289.0	$245.2
Specialty Chemicals	40.1	35.1	159.6	152.0
Industrial Chemicals	32.7	53.3	89.7	201.4
Eliminations	—	—	(0.1)	(0.1)

Segment operating profit	119.6	122.0	538.2	598.5
Corporate	(12.2)	(12.3)	(44.1)	(49.8)
Other income (expense), net	(6.4)	0.5	(27.5)	(8.6)

Operating profit from continuing operations before items noted below:	101.0	110.2	466.6	540.1

Restructuring and other income (charges), net (a)	(47.9)	(31.6)	(132.8)	(49.6)
Interest expense, net	(7.3)	(7.4)	(27.0)	(31.9)
Purchase accounting inventory fair value impact and other related inventory adjustments (b)	(2.4)	(1.3)	(7.1)	(2.3)
Impairment of Perorsa joint venture (c)	—	(1.4)	—	(1.4)
(Provision) benefit for income taxes	21.2	(17.4)	(53.0)	(125.4)
Discontinued operations, net of income taxes	(2.5)	(4.8)	(18.2)	(24.9)

Net income attributable to FMC stockholders	$62.1	$46.3	$228.5	$304.6

(a) Amounts for the three months ended December 31, 2009, related to Industrial Chemicals ($13.7 million), Specialty Chemicals ($9.7 million) and Corporate ($24.5 million). Amounts for the three months ended December 31, 2008, related to Agricultural Products ($11.6 million), Industrial Chemicals ($13.2 million), Specialty Chemicals ($0.5 million) and Corporate ($6.3 million).

Amounts for the twelve months ended December 31, 2009, related to Agricultural Products ($6.1 million), Industrial Chemicals ($71.8 million), Specialty Chemicals ($31.0 million) and Corporate ($23.9 million). Amounts for the twelve months ended December 31, 2008, related to Agricultural Products ($43.9 million), Industrial Chemicals ($14.2 million), Specialty Chemicals ($4.4 million) and Corporate ($12.9 million-gain).

See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(b) See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(c) See Note (d) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2009	December 31, 2008
Cash and cash equivalents	$76.6	$52.4
Trade receivables, net	749.6	687.7
Inventories	350.5	380.8
Other current assets	138.0	135.0
Deferred income taxes	173.0	176.9

Total current assets	1,487.7	1,432.8

Property, plant and equipment, net	964.5	939.2
Goodwill	209.5	197.0
Deferred income taxes	240.7	243.6
Other long-term assets	233.8	181.3

Total assets	$3,136.2	$2,993.9

Short-term debt	$33.4	$28.6
Current portion of long-term debt	22.5	2.1
Accounts payable, trade and other	290.5	372.3
Guarantees of vendor financing	49.5	20.3
Accrued pensions and other post-retirement benefits, current	9.4	10.2
Other current liabilities	303.9	325.6

Total current liabilities	709.2	759.1

Long-term debt	588.0	592.9
Long-term liabilities	705.9	675.5
Equity (a)	1,133.1	966.4

Total liabilities and equity	$3,136.2	$2,993.9

(a) On January 1, 2009, FMC adopted new accounting guidance which changes the accounting and reporting for minority interests. This guidance requires that minority interests be recharacterized as noncontrolling interests and classified as a component of equity.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2009	2008

Cash provided (required) by operating activities	$343.5	$357.4

Cash (required) by operating activities of discontinued operations	(42.0)	(49.8)

Cash provided (required) by investing activities:
Capital expenditures	(161.2)	(174.8)
Other investing activities	(39.5)	(16.9)

	(200.7)	(191.7)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	(369.2)	191.8
Increase (decrease) in short-term debt	(5.1)	(17.7)
Financing fees	(2.6)	—
Proceeds from borrowings of long-term debt	379.1	—
Repayments of long-term debt	(3.5)	(90.9)
Distributions to noncontrolling interests	(13.4)	(12.5)
Other financing activities	(0.4)	—
Dividends paid	(36.3)	(34.4)
Repurchases of common stock	(36.6)	(186.9)
Issuances of common stock, net	10.2	13.1

	(77.8)	(137.5)

Effect of exchange rate changes on cash	1.2	(1.5)

Increase (decrease) in cash and cash equivalents	24.2	(23.1)

Cash and cash equivalents, beginning of year	52.4	75.5

Cash and cash equivalents, end of period	$76.6	$52.4